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                                                                    EXHIBIT 11.1



                              JABIL CIRCUIT INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                ( in thousands, except for per share amounts)
                                 (Unaudited)


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                                   Three months ended                     Six months ended
                                       February 28,                         February 28,
                                   1996            1997                1996               1997
                                  -------        -----------------------------------------------
Net income                        $ 6,338        $11,059             $11,553             $19,887
                                  =======        ===============================================
Computation of weighted
average common and
common equivalent
shares outstanding:

Common stock                       17,716         18,090              16,691              17,963

Options                             1,102          1.073               1,201               1,090
                                  -------        -----------------------------------------------
Total number of shares used
in computing per share amounts     18,818         19,163              17,892              19,053
                                  =======        ===============================================

Net income per share                $0.34          $0.58               $0.65               $1.04
                                  =======        ===============================================


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